Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Wageworks, Inc. on Form S-8 to be filed on or about May 9, 2012 of our report dated March 5, 2012, on our audits of the financial statements of TransitCenter, Inc. as of December 31, 2011 and 2010 and for each of the years in the two-year period then ended, which appears in WageWorks, Inc.’s Registration Statement (No. 333-173709) on Form S-1, as amended.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement (No. 333-173709) on Form S-1, as amended.

/s/ EisnerAmper LLP

May 9, 2012

Edison, New Jersey